April 3, 2019

Sun Pacific Holding Corp.
215 Gordons Corner Road
Manalapan, NJ 07726

One-Year Extension of Forbearance on Note

To Whom It May Concern:

I, Nicholas Campanella, do hereby extends that certain forbearance of any demand for repayment of the Convertible Promissory Note between myself and Sun Pacific Holding Corp. dated January 11, 2019 for an additional period of one year. As a result, the Forbearance Period as defined therein shall terminate on December 31, 2020 to allow Sun Pacific Holding Corp. additional time to make payment to the Convertible Promissory Note.

Sincerely,

Nicholas Campanella